Exhibit 10.37

EXECUTIVE CHAIR EMPLOYMENT AGREEMENT

THIS AGREEMENT made the 25th day of September 2026.

BETWEEN:

REECYCLE HOLDINGS, INC., a Delaware corporation, of 1125 Boren Blvd., Duncan, OK 73533

(hereinafter called the “Corporation”)

OF THE FIRST PART,

- and -

MICHAEL MCMULLEN, of [address omitted]

(hereinafter called the “Executive”)

OF THE SECOND PART.

WHEREAS the parties wish for the Executive to serve as Executive Chair of the Corporation effective from the Closing Date (as defined in Section 9.1), or such other date as mutually agreed to by the parties (the “Effective Date”);

AND WHEREAS the Corporation and the Executive acknowledge that the Executive was a non-employee director of the Corporation before both the date of this agreement and the Effective Date;

AND WHEREAS the Corporation and the Executive wish to enter into this executive employment agreement (the “Agreement”) to record the terms and conditions upon which the Executive will be employed by the Corporation from and after the Effective Date;

AND WHEREAS the Corporation is only willing to enter into this Agreement on the basis that the Executive observe the restrictive covenants set out herein, which have been negotiated in good faith and which the Executive acknowledges as being reasonable given the nature of his position pursuant to this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, including the Executive being eligible for future compensation from the Corporation as herein provided, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.	EMPLOYMENT

1.1. Position - The Executive shall hold the position of Executive Chair (the “Executive Chair”) of the Corporation. The Executive shall report to the Board of the Corporation (the “Board”) and shall carry out such duties, responsibilities, activities and functions as are customary for an executive chair of a company of a similar size and nature to the Corporation, and such duties as from time to time assigned to him by the Board, which may include duties for other companies in the group, including associated entities of the Corporation, (Group). The Executive acknowledges and agrees that, by virtue of his position and office, he occupies a position of fiduciary trust and confidence. Therefore, the Executive agrees to serve the Corporation in a manner which is consistent with his fiduciary duties, including the highest standards of loyalty, confidentiality, good faith and the avoidance of conflicts of duty and self-interest.

1.2. Time to be Devoted - During his employment hereunder, the Executive shall such time and attention to the business and affairs of the Corporation as is reasonably necessary for the proper performance of his duties. The Executive is not required to work exclusively for the Corporation or the Group and may, directly or indirectly, render services to other persons including, without limitation, by being a shareholder, director, executive, employee, consultant or otherwise to listed and non-listed companies and the entities listed in Schedule “A”, provided such activities do not, individually or in the aggregate create a breach of the fiduciary duties owed by the Executive to the Corporation. The Executive also agrees to disclose to the Board from time to time any organizations with which he is involved which may have a conflict of interest with the Corporation’s strategy and activities. The Executive is permitted to continue to act as a board member or advisor for those companies listed in Schedule “A”, and he represents that in doing so he will not be in breach of the restrictive covenant contained in Section 6.2. The Executive will notify the Board upon accepting any new board or executive positions and will comply with any reasonable conflicts of interest policy adopted or maintained by the Corporation from time to time.

1.3. Employment Obligations - During the continuance of his employment hereunder, the Executive shall well and faithfully serve the Group, to the best of his ability in a competent and professional manner (including, without limiting the generality of the foregoing, by submitting to the Corporation all reports and other communications whenever the same may reasonably be required by the Corporation) and shall use his best efforts to promote the interests of the Corporation and act at all times in the best interests of the Corporation. The Executive shall observe and comply in all respects with all applicable statutes, rules and regulations, and all requirements of all applicable regulatory, self-regulatory and administrative bodies, together with the lawful procedures, policies and codes of conduct established by the Corporation and in effect from time to time, including any code of ethics or business conduct adopted by the Corporation (including any future revisions of such policies, procedures or other codes of business conduct).

1.4. Place of Employment - The Executive may provide his duties and services to the Corporation from any place of his choosing globally, noting from the Effective Date the place will be the Turks and Caicos Islands, while also from time to time at the Corporation’s facilities in Duncan, Oklahoma and at such other place or places as are reasonably required by the Corporation in order for the Executive to carry out his duties. The Executive acknowledges that extensive travel may be required in this position.

1.5. The Corporation and the Executive may elect to change the place of employment as required by the business and any such change shall be by mutual agreement.

1.6. Prior Directorship - The Corporation and the Executive acknowledge that: (a) the Executive was a director of the Corporation before the Effective Date; (b) the Executive’s service as a director of the Corporation before the Effective Date was as a non-employee director and did not constitute employment with the Corporation; and (c) the Executive continues to serve as a director of the Corporation and as Chair of the Board. The Executive’s employment with the Corporation under this Agreement commences on the Effective Date.

2.	TERM OF EMPLOYMENT

2.1. Term - The employment of the Executive with the Corporation and this Agreement will commence on the Effective Date and shall continue in full force and effect until terminated in accordance with the terms of this Agreement (the “Term”).

3.	REMUNERATION

3.1. Base Salary - During the Term, the Executive shall be paid a base salary of USD $378,000 per annum, less any applicable income taxes, group benefit premiums and other applicable deductions and withholdings (the “Base Salary”). The Base Salary shall be payable monthly in arrears on the last business day of each month. If increased, the amount shall thereafter be the Base Salary hereunder.

3.2. Annual Cash Incentive Award - During the Term, the Executive shall have the opportunity to earn an annual cash incentive award (the “Annual Incentive Award”) in respect of each fiscal year of the Corporation, commencing with the 2026 fiscal year. The Annual Incentive Award will be payable following the completion of the fiscal year at such time and in such amount as may be determined by the Board from time to time in accordance with the achievement of corporate Key Performance Indicators (“KPIs”) as are established by the Board. The target amount of the Annual Incentive Award (the “Target Annual Incentive Award”) to which the Executive may be entitled in respect of a fiscal year, assuming the KPIs for the earning of such Annual Incentive Award are satisfied, will be established by the Board prior to the commencement of each fiscal year (other than in respect of the 2026 Fiscal Year where the KPI’s will be established during the fiscal year). The Executive’s Target Annual Incentive Award will be 75% of the Base Salary and, for the 2026 fiscal year, any such award will be prorated to reflect service in the 2026 fiscal year from the Effective Date.

3.3. Annual Long-Term Equity Incentive Award - The Executive will be eligible to participate in other long-term equity incentive awards under the Corporation’s Long-Term Incentive Plan as amended and restated from time to time (“LTIP Plan”), or similar or additional plans offered by the Corporation or parent of the Group, from time to time, to its senior executives generally, in the manner and to the extent authorized by the Board of the Corporation, in their sole discretion.

The target amount of the Executive’s annual equity grants under such plans in respect of a fiscal year (the “Target Annual Equity Grant”) will be established by the Board of the Corporation prior to the commencement of each such fiscal year, in accordance with the applicable plan rules, and with flexibility to adjust the annual grant value by up to +/- 30 percentage points below or above the Target Annual Equity Grant value. Subject to adjustment in accordance with this paragraph, the Executive’s Target Annual Equity Grant under the LTIP Plan will be 150% of the Base Salary with the mix of equity vehicles (to an aggregate of 100%) being restricted stock units (“RSUs”) 40%/ PSUs 60% (PSUs being performance-based units (“PSUs”) granted pursuant to the LTIP Plan). The first Target Annual Equity Grant will be granted effective on the Closing Date (as defined in Section 9.1).

The actual realized value from RSUs will be determined by the Board of the Corporation, in accordance with the LTIP Plan rules, which will be notified to the Executive. RSUs will vest equally (33.3%) on the 1st, 2nd and 3rd anniversary of the grant date.

The realized value from PSUs will be determined by the achievement of certain performance-vesting conditions as established by the Board of the Corporation, and the Corporation’s share price performance over time. PSUs vest on the third anniversary of the date of grant, subject to the terms of the specific agreements governing such awards.

3.4. Share Ownership Requirements - The Executive acknowledges the Corporation may adopt a “Named Executive Officers” share ownership requirement, which, if adopted, he agrees to be subject to subject to such policy, providing that the position of Executive Chair in the Corporation is required to hold not more than an equity interest (meaning common shares, unvested RSUs or unvested PSUs) with a value equal to or exceeding five times (5x) his Base Salary within three (3) years of the Effective Date. The Executive agrees that within three (3) years of the Effective Date and for the balance of the Term, he will comply with this requirement, as such requirement may be amended from time to time by the Board at its discretion. In the event the value of the Executive’s equity interest is less than five times (5x) his Base Salary, the Executive agrees to immediately: (a) reinvest the after-tax value of his Annual Incentive Award in common shares, (b) reinvest the after-tax value of his cash-settled RSUs or PSUs in common shares, and/or (c) hold the post-exercise value of his vested share options in common shares.

3.5. Clawback - The Board may, in its sole discretion, to the full extent permitted by governing law and to the extent it determines that it is in the Corporation’s best interest to do so, require the reimbursement of all or a portion of any performance-based incentive compensation awarded to the Executive after each fiscal year, if wrongdoing after the Effective Date has occurred including in the following circumstances:

(a)	the Corporation is required to materially restate its financial statements;

(b)	the Executive engaged in gross negligence, intentional misconduct or fraud that caused or partially caused the need for the restatement; and

(c)	the amount of the performance based compensation that would have been awarded to or the profit realized by the Executive had the financial results been properly reported would have been lower than the amount actually awarded or received.

In addition, the Executive acknowledges and agrees that any incentive-based compensation paid, awarded or granted to him (including under Sections 3.4 and 3.5) is subject to any compensation recovery or clawback policy adopted by the Corporation from time to time.

3.6. Acknowledgements - The Executive has been provided under separate a copy of the current draft LTIP Plan. The Executive understands that subject to the terms of the specific plans and agreements governing the awards referenced in Sections 3.3 and 3.4 (collectively, the “Awards”) he must be actively employed by the Corporation when the Awards are paid or vest, as the case may be, in order to receive the Awards. Subject to requirements under applicable employment standards legislation and Article 5 herein, no period of notice that follows Executive’s last day of employment with the Corporation will be used to determine entitlement to such Awards under this Article.

3.7. Annual Review of Remuneration - The Executive’s total annual compensation package will be reviewed by the Board at least on an annual basis, normally at each fiscal year end, and may be increased from time to time at the discretion of the Board. As well, the Board has discretion, in consultation with the Executive to amend the percentage of the Annual Incentive Award and the Annual Long Term Equity Incentive Award based on unforeseen and extraordinary circumstances or levels of achievement.

3.8. No Guarantee of Awards or Employment - The Corporation’s award pursuant to Sections 3.3 and 3.4 shall not constitute a guarantee of continued employment.

4.	BENEFITS

4.1. Benefit Plans - During the Term, the Executive shall be entitled to participate in the Corporation’s group benefit plans and any other benefit plans instituted by the Corporation from time to time which are generally made available to other senior executive officers of the Corporation, all in accordance with the terms thereof, as such may be amended from time to time.

4.2. Reimbursement for Business Expenses - The Executive shall be reimbursed for all reasonable business, travel and other out-of-pocket expenses actually and properly incurred by him in connection with his duties during the Term. For all such expenses, the Executive shall furnish to the Corporation an itemized expense account, detailing the expenses incurred, including receipts for such expenses, on a monthly basis, and the Corporation will reimburse the Executive within fourteen (14) days of receipt of the receipts for all properly incurred expenses.

4.3. Vacation - During the Term, the Executive shall be entitled to six (6) weeks of vacation per calendar year, to be pro-rated for any part year worked. Such vacation may be taken as the Executive may from time to time reasonably decide, provided such vacation time does not materially interfere with his duties to the Corporation.

4.4. Relocation Costs - If the Corporation establishes a head office or otherwise requires the Executive to relocate within the Term to another of the Corporation’s offices or sites, subject to the agreement of the Executive to relocate, all reasonable costs associated with such relocation will be borne by the Corporation. This will include business class flights from the Executive’s original location for the Executive and their immediate family members, reasonable relocation of household effects at the point of relocation and up to 3 months of suitable rental accommodation in the new location. If at any time, the Corporation and the Executive agree that the Executive will relocate to a jurisdiction in which the Executive does not at that time have work rights, the Corporation will be responsible for all costs associated with the Executive applying for and maintaining such work rights and associated residency rights for the Executives immediate family.

At the end of the Term (whenever the employment and this Agreement are terminated, for whatsoever reason), if a relocation has occurred during the Term and the Executive wishes to relocate back to his home location (as it were prior to the relocation) (Home Location), so long as such relocation occurs within 90 days of the end of the Term, all reasonable costs associated with such relocation will be borne by the Corporation. This will include business class flights to the Executive’s Home Location for the Executive and their immediate family members, reasonable relocation of household effects back to the Home Location and up to 3 months of suitable rental accommodation in the Home Location.

4.5. No Other Benefits - The Executive is not entitled to any other payment, benefit, perquisite, allowance or entitlement other than as specifically set out in this Agreement or as otherwise agreed to in writing by the Board.

5.	TERMINATION OF EMPLOYMENT

5.1. Early Termination - Notwithstanding any other provision in this Agreement, the Executive’s employment and this Agreement may be terminated at any time as follows:

(a)	automatically upon the death of the Executive;

(b)	by the Corporation at any time for “Cause”, meaning any act or omission or series of acts or omissions by the Executive that would, pursuant to applicable employment standards legislation or at common law, permit the Corporation to, without notice or payment in lieu of notice, terminate his employment, by providing written notice to the Executive specifying the act(s) or omission(s) upon which the Corporation relies to terminate his employment for Cause;

(c)	by the Corporation at any time without Cause (which is deemed to include by reason of the Executive’s permanent or total disability (as that term is commonly understood)) by providing written notice to the Executive specifying the effective date of termination. If the effective date of termination is not the same date of the written notice, it shall not exceed six (6) months from the date of the written notice and during such notice period all terms and conditions of employment remain the same, any share options, PSUs, RSUs or other long term incentives shall continue to vest, and the Executive’s entitlements under subsection 5.3 shall commence on the effective date of termination. Termination without Cause includes constructive dismissal at common law or under applicable statute and, for clarity, that constructive dismissal is not specifically defined in the same way as “Good Reason” shall not be construed to mean that the enumerated grounds constituting “Good Reason” cannot also constitute constructive dismissal.

(d)	by the Executive in the absence of Good Reason at any time by providing written notice to the Board specifying the effective date of resignation (such date being not less than six (6) months following the date of the Executive’s written notice, the “Resignation Notice Period”) it being understood the Corporation is under no obligation to utilize the Executive’s services during the Resignation Notice Period; or

(e)	by the Executive for Good Reason (as defined in Section 5.4) by providing written notice to the Corporation specifying the event or events upon which the Executive is relying to terminate his employment for Good Reason at any time within twelve (12) months following a Change of Control (as defined in Section 5.5).

5.2. Termination for Death, Cause or Voluntary Resignation - If the Executive’s employment is terminated pursuant to subsections 5.1(a), 5.1(b) or 5.1(d), this Agreement and the employment of the Executive hereunder shall be wholly terminated, and the Corporation shall pay to the Executive only the Executive’s accrued and unpaid Base Salary and accrued vacation pay calculated up to and including the date of termination, together with reimbursement for business expenses properly incurred to the date of termination (the “Basic Entitlements”). The Executive shall not be entitled to any Annual Incentive Award, pro-rated or otherwise, for the year in which the date of termination occurs. For the avoidance of doubt, in the event of termination pursuant to subsection 5.1(d), the Executive will be entitled to continued vesting of any share options, PSUs, RSUs or other long term incentives awarded to the Executive through to and including the end of the Resignation Notice Period.

5.3. Termination by the Corporation Without Cause or by the Executive for Good Reason following a Change in Control - If the employment and this Agreement is terminated by the Corporation pursuant to subsection 5.1(c) above, or by the Executive for Good Reason pursuant to subsection 5.1(e) within twelve (12) months following a Change of Control, the Corporation shall provide to the Executive:

(a)	the Basic Entitlements, with vacation pay calculated to the end of the statutory notice period; plus

(b)	the Annual Incentive Award in respect of the fiscal year immediately preceding the date that notice of termination is provided, to the extent earned and unpaid at the date of termination; plus

(c)	the Annual Incentive Award in respect of the fiscal year of the Corporation during which such notice of termination is provided, pro-rated from January 1 to the date of termination and paid at the same time as to other executives; plus

(d)	for a period of twelve (12) months following the date of termination, payment in equal monthly installments of the aggregate of (i) plus (ii) divided by 12:

(i)	twenty-four (24) months’ Base Salary; plus

(ii)	an amount equal to the greater of: (1) two times (2x) the amount of the Annual Incentive Award paid, or earned but not yet paid, to the Executive in respect of the fiscal year of the Corporation immediately preceding the date notice of termination is provided; and (2) two times (2x) the Target Annual Incentive Award of the Executive in respect of the fiscal year of the Corporation during which notice of termination is provided, (3) two times (2x) the Annual Incentive Award amount that would be paid if the KPIs for earning the Annual Incentive Award in the respect of the fiscal year of the Corporation immediately preceding the fiscal year during which notice of termination is provided were achieved in respect of the fiscal year of the Corporation during which notice of termination is provided.

If requested by the Executive by no later than seven (7) days of the effective date of termination then, if permitted by law, the aggregate amounts payable under this subsection 5.3(d) shall be paid as a retiring allowance in respect of a loss of office or employment by way of two (2) equal lump sum payments, one sixty (60) days following the effective date of termination, and one twelve (12) months following the effective date of termination.

(e)	the Executive shall continue to be entitled to participate in the benefits plans described in Article 4 (subject to the terms and conditions and continued availability of such benefit plans) for a period ending on the earlier of: (i) twenty-four (24) months following the date of termination of the Executive’s employment; and (ii) the date upon which the Executive becomes entitled to participate in similar benefit plans with another employer. If the Corporation cannot continue any particular benefit pursuant to the terms of the relevant plan or policy and after due inquiry with any third party insurer, then the Corporation’s obligations shall be limited to the minimum period required pursuant to applicable employment standards legislation, and that in no event shall the benefits be provided for less than such period.

Any long term incentive or other equity awards including share options, PSUs, RSUs will be determined in accordance with the terms of the LTIP Plan or any other long term incentive plan applicable at the date of termination and the relevant grant or option agreement, it being understood that the Executive is not entitled to any damages or compensation in lieu of any award not made after the date of termination or an award that is forfeited on or following the date of termination.

5.4. Definition of “Good Reason” - For the purposes of this Agreement and subject to Section 9.4: “Good Reason” means and shall have occurred if, and only if, without the written consent of the Executive, there has been:

(a)	a material adverse change in any of the Executive’s duties, powers, rights, discretion, prestige, compensation, benefits, perquisites as they exist, and, with respect to financial entitlements, the conditions under and manner in which they were payable, immediately before the occurrence of the Change of Control;

(b)	a diminution of status or title as they exist immediately before the occurrence of the Change of Control;

(c)	a change in the person or body to whom the Executive reports, except if such person or body is of equivalent rank or stature or such change is as a result of the resignation or removal of such person or the persons comprising such body, provided this shall not include a change resulting from a promotion in the normal course of business;

(d)	a material change in the geographic location at which the Executive is regularly required to carry out the terms of his employment, which shall include, but is not limited to, a location in a different municipality or a location which is greater than fifty (50) km from his normal work location;

(e)	a significant increase or change in the amount, nature or patterns of travel the Executive is required to conduct on behalf of the Corporation or if the Executive is required to travel to locations that pose an increased risk to his personal security;

(f)	an assignment to the Executive of a set of responsibilities and/or a change in the terms and conditions of the employment or continued employment of the Executive that in each case, are not the substantial equivalent of the Executive’s set of responsibilities and/or terms and conditions of employment in effect immediately prior to the occurrence of the Change of Control;

(g)	a material expansion of the Executive’s responsibility or, alternatively, a diminution of his authority; or

(h)	as otherwise specifically defined in this Agreement. For clarity, this also modifies any definition of “Good Reason” in the LTIP Plan as any such definition applies to the Executive.

5.5. Definition of “Change of Control” - For the purposes of this Agreement and subject to Section 9.4: “Change of Control” means and shall have occurred if, and only if:

(a)	there is any sale of all or substantially all of the Group’s assets or business to another person or persons pursuant to one or a series of transactions;

(b)	at any time any person or persons acting jointly or in concert directly or indirectly beneficially own in the aggregate more than fifty per cent (50%) of the outstanding voting securities of the Group’s parent entity;

(c)	as a result of or in connection with a contested election of directors of the parent entity of the Group either:

(i)	the Board of the parent entity of the Group as constituted before the election shall not constitute a majority of the directors post-election; or

(ii)	the Executive is removed as a director of the Board of the parent entity of the Group;

(d)	the Group completes an acquisition, share exchange, amalgamation, consolidation, merger, arrangement or other business combination and the shareholders of the of the parent entity of the Group or the Corporation immediately prior to the completion of such transaction hold in the aggregate less than fifty per cent (50%) of the votes attaching to the equity securities of the resulting or remaining parent company immediately after completion of such transaction.

5.6. Payments in Full Satisfaction and Release - The Executive acknowledges and agrees that the payments provided for in this Article 5 are fair and reasonable and that the payments, benefits and entitlements referred to in Section 5.3 hereof are reasonable estimates of the damages which will be suffered by the Executive in the event of the termination of this Agreement and of his employment with the Corporation. Except as otherwise provided in Section 5.3 hereof, the Executive shall not be entitled to any further notice of termination, payment in lieu of notice of termination, severance, damages, or any additional compensation whatsoever at common law or otherwise and the amounts payable are inclusive of any statutory payments. As a condition to receiving any payment pursuant to Section 5.3 hereof (except for the Corporation’s obligations pursuant to employment standards legislation), the Executive agrees to deliver a full and final release from all actions or claims in connection therewith in favour of the Group, and all of its respective officers, directors, trustees, shareholders, employees, attorneys, insurers and agents, such release to be in a form satisfactory to the Corporation and which will specifically include a non-disparagement provision.

5.7. Resignation of Offices - In the event that the Executive’s employment terminates for any reason whatsoever then, at the request of the Corporation, the Executive will forthwith resign any position or office that he then holds with the Group including, for greater certainty, the Executive’s membership on the Board of the Corporation or any subsidiary of the Corporation, if any. In such event, the Executive shall, at the request of the Corporation, forthwith execute any and all documents appropriate to evidence such resignations. The Executive shall not be entitled to any payments in respect of such loss of office/directorship.

5.8. Shareholder Approval - To the extent that applicable law prohibits or limits any payment required to be made under this Agreement, the Corporation will not be bound to make such a payment until or unless there is shareholder approval for the making of any such payment. The Corporation agrees and agrees to procure any other member in the Group’s agreement to seek shareholder approval if required by applicable law.

5.9. Return of Property - All equipment, keys, pass cards, credit cards, software, material, written correspondence, memoranda, communication, reports, or other documents or property pertaining to the business of the Group used or produced by the Executive in connection with his employment, or in his possession or under his control, shall at all times remain the property of the Group. The Executive shall return all property of the Group in his possession or under his control in good condition forthwith upon any request by the Corporation or upon any termination of this Agreement and of the Executive’s employment (regardless of the reason for such termination).

6.	COVENANTS OF THE EXECUTIVE

6.1. Non-Solicitation of Employees - The Executive shall not, during the Term and for a period of twenty-four (24) months immediately following the termination of his employment, for any reason, on his own behalf or on behalf of or in connection with any other person, without the prior written consent of Corporation, whether directly or indirectly, in any capacity whatsoever, alone, or through or in connection with any person:

(a)	solicit the employment or engagement of or otherwise entice away from the employment or engagement of the Group, any individual who is employed or engaged by the Group, whether or not such individual would commit any breach of his contract or terms of employment or engagement by leaving the employ or the engagement of the Group; or

(b)	assist any person to solicit the employment or engagement of any individual who is employed or engaged by the Group with whom the Executive had contact in the course of the Executive’s employment with the Corporation during the two (2) year period immediately before the Executive’s employment terminated, or otherwise entice any such individual away from the employment or engagement of the Group.

For clarity, the placement by the Executive of advertising in a newspaper or other publication of general circulation, or the engagement of a personnel search agency by the Executive generally (i.e. not specifically in respect of the Corporation), that results in an employee or other individual engaged by the Corporation leaving the employment of or engagement with the Corporation shall not be considered a violation of this Section 6.1.

6.2. Corporation Property - The Executive acknowledges that all materials of the Group relating to the business and affairs of the Group, including, without limitation, all Work Product (defined at Section 6.5), manuals, documents, reports, equipment, working materials and lists of customers or suppliers prepared by the Group or by the Executive in the course of the Executive’s employment are for the benefit of the Group and are and will remain the property of the Group.

6.3. Non-disclosure and Non-use of Confidential Information - The Executive shall not disclose or use at any time, either during his employment with the Corporation or thereafter, any Confidential Information (as defined in Section 6.4) of which the Executive is or becomes aware, whether or not such information is developed by him/her, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance of his/her duties under this Agreement. The Executive shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Further, the Executive shall restrict access to Confidential Information to only those individuals, if any, who have specific “reason to know” for the purpose of the Executive providing the Group with his/her services under this Agreement.

6.4. Confidential Information - As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public, that is used, developed or obtained by the Group in connection with its (or their) business and properties and that is confidential or proprietary in nature, including but not limited to the following information and property of the Group and other information of a similar nature (whether or not reduced to writing or designated or marked as confidential): (i) information relating to the private affairs of the Group; (ii) secrets of the Group; (iii) properties or processes; (iv) work product resulting from or related to work or projects performed or to be performed by the Group, including, but not limited to, the interim and final lines of inquiry, analyses, geological, technical and other reports, maps, drilling, survey and other exploration results, hypotheses, research and conclusions related thereto and the methods, processes, procedures, analysis, techniques and audits used in connection therewith; (v) inventions, devices, new developments, methods and processes; (vi) copyrightable works; (vii) all of the Group’s business technology and trade secrets; (viii) emails and attachments; and (ix) all other information of the Group which becomes known to the Executive as a result of employment with the Corporation, which the Executive, acting reasonably, believes is confidential information of the Group or which the Group take measures to protect, provided that the Executive is aware or ought to be aware of such measures. It is understood that Confidential Information does not include any of the following:

(a)	information previously known to and/or in the possession of the Executive (except where such information was wrongly appropriated from the Group, its employees or representatives);

(b)	information, which is or becomes generally available to the public or within the industry through no act or omission on the part of the Executive. Information shall be deemed part of the public domain solely to the extent that it is generally known to the public, is found in any one public source, or is readily ascertainable from a public domain source or sources or from other publicly available information;

(c)	information which the Executive receives from a third party who is free to make such disclosure without breach of any legal obligation; or

(d)	information which is required to be disclosed pursuant to any statute, regulation, order, subpoena or document discovery request, provided that the Executive shall, as soon as practicable, give the Corporation prior written notice of such required disclosure in order to afford the Group an opportunity to seek a protective order (it being agreed that if a protective order is not sought or obtained in such circumstances, the Executive may disclose such information without liability).

6.5. Work Product - The Executive acknowledges that all innovations, improvements, developments, methods, designs, analyses, reports, emails and all similar or related information which relate to the actual or anticipated businesses or existing or future products or services of the Group and which are conceived, developed or made by the Executive while employed by the Corporation (“Work Product”) belong solely and exclusively to the Group as applicable. Immediately upon creation or conception, the Executive assigns to the Corporation all of the Executive’s present and future rights, title and interest in and to all Work Product so as to vest such right, title and interest in the Corporation absolutely. To the extent that any such rights are not capable of being assigned, the Executive grants to the Corporation a perpetual, exclusive, royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sub-licensees) to fully use, practice and exploit all such right, title and interests in such Work Product. The Executive shall promptly disclose such Work Product to the Corporation and perform all actions reasonably requested by the Corporation (whether during or after the term of this Agreement) to establish and confirm such ownership.

6.6. Corporate Opportunities - Any business opportunities relating in any way to the business and affairs of the Group which become known to the Executive during his employment hereunder shall be fully disclosed and made available to the Corporation and shall not, except with the written consent of the Board, be appropriated by the Executive under any circumstance both during the Term and for a period of three (3) years following the termination of The Executive’s employment.

6.7. Non-Disparagement - The Executive and Corporation covenant and agree that they shall not, during and following the termination of employment for any reason, engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumours, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the other, and in the case of the Executive, of the business or the Group or its employees or officers.

6.8. Recognition - The Executive expressly recognizes and expressly acknowledges that:

(a)	Article 6 is of this Agreement is of the essence of this Agreement, and that the Corporation would not have entered into this Agreement without the inclusion of those provisions and the Executive’s commitment to abide by same.

(b)	the application of Article 6 of this Agreement will not have the effect of prohibiting him from earning a living in a satisfactory manner in the event of the termination of this Agreement and his employment.

(c)	Article 6 of this Agreement grants to the Corporation only such reasonable protection as is necessary to preserve the legitimate interests of the Corporation.

6.9. Remedies - The Executive hereby recognizes and expressly acknowledges that the Corporation would be subject to irreparable harm should any of the provisions of Article 6 be infringed, or should any of the Executive’s obligations hereunder be breached by the Executive, and that damages alone will be an inadequate remedy for any breach or violation thereof and that the Corporation, in addition to all other remedies, will be entitled as a matter of right to equitable relief, including temporary or permanent injunction to restrain such breach.

6.10. Suspension or Termination of Benefits and Compensation - In the event that the Corporation determines that, without the express written consent of the Corporation, the Executive has breached any provisions of Article 6 of this Agreement, the Corporation will have the right to suspend or terminate any or all remaining payments and/or benefits, if any, referenced in Sections 5.2 and 5.3 of this Agreement subject to applicable minimum requirements contained in applicable employment standards legislation. Such suspension or termination of payments and/or benefits will be in addition to and will not limit any and all other rights and remedies as set out in Section 6.9 of this Agreement that the Corporation may have against the Executive.

6.11. Suspension with Pay - The Executive acknowledges that, during the course of the Executive’s employment, the Board may exercise its discretion to suspend the Executive with pay in furtherance of any internal investigation relating to the Executive’s conduct.

6.12. Fiduciary Obligations - Nothing in this Article 6 is intended to limit the fiduciary obligations that the Executive owes to the Corporation.

6.13. No Conflicting Obligations - The Executive acknowledges, represents and warrants that: (i) he did not sign and is not a party to any agreement, whether non-competition, non-solicitation, or otherwise, with any prior employer which in any way whatsoever restricts or limits his ability to provide his services under this Agreement, and that he is wholly free and at liberty to enter into this Agreement, to continue employment with and provide his services to the Corporation as contemplated by this Agreement; and (ii) in the performance of his duties for the Corporation, he shall not improperly bring to the Corporation or use any trade secrets, confidential information or other proprietary information of any third party and he shall not infringe the intellectual property of any third party.

6.14. United States Securities Laws - The Executive hereby represents and warrants it is (A) an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7), (9) or (12) under the Securities Act) satisfying the applicable requirements set forth on Annex A hereto; (B) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, (C) is acquiring the RSUs and PSUs, as applicable, only for its own account and not for the account of others and (D) is not acquiring the RSUs and PSUs, as applicable, with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Corporation with the requested information on Annex A).

(a)	The Executive understands the RSUs and PSUs, as applicable, have not been registered under the Securities Act or any other applicable securities laws of any other jurisdiction, are being offered in transactions not requiring registration under the Securities Act, and unless so registered, may not be reoffered, resold or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities laws, pursuant to any exemption therefrom or in a transaction not subject thereto.

(b)	The Executive understands and agrees that the RSUs and PSUs, as applicable, will be subject to transfer restrictions under applicable securities laws and, as a result of these transfer restrictions, he may not be able to readily offer, resell, transfer, pledge (other than in connection with ordinary course prime brokerage relationships) or otherwise dispose of the RSUs and PSUs, applicable, may be required to bear the financial risk of an investment in the RSUs and PSUs, as applicable, for an indefinite period of time. The Executive understands that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, pledge, transfer or disposition of any of the RSUs and PSUs, as applicable.

7.	NOTICES

7.1. Notices - Any notice in writing required or permitted to be given by this Agreement to be given or made by a party hereto must be in writing and be sufficiently given if delivered personally, or by email to the email address provided by each party following execution of this Agreement, or if delivered by overnight courier or sent by pre-paid registered mail at the following addresses:

(a)	To the Executive, at [address omitted].

(b)	To the Corporation at 1125 Boren Blvd., Duncan, OK 73533, attention: Audit Committee Chair of REEcycle Holdings, Inc.

Any such notice delivered personally shall be deemed to have been received on the date of delivery thereof, any such notice delivered by overnight courier shall be deemed to have been received on the second day following the date of couriering and any such notice mailed as aforesaid shall be deemed to have been received on the fifth day following the date of mailing. Notwithstanding the foregoing, if a strike or lockout of postal service is in effect, or generally known to be impending, notice must be effected by personal delivery. Delivery by email shall be deemed to have been delivered at the time the email is sent, unless the intended recipient can demonstrate on a balance of probabilities that it was not received.

7.2. Change of Address - Either party may at any time give notice in writing to the other of any change of address of the party giving such notice and from and after the giving of such notice the address therein specified shall be deemed to be the address of such party for the giving of notices hereunder.

8.	GENERAL

8.1. Previous Agreements - Except as specifically set forth herein, this Agreement constitutes the entire agreement between the parties with respect to the employment of the Executive with the Corporation and any and all other previous and contemporaneous agreements or statements, including but not limited to understandings, negotiations and discussions, whether written or oral, between the parties hereto or on their behalf relating to the employment of the Executive by the Corporation are hereby superseded and each of the parties hereto hereby releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of such previous agreements.

8.2. Severability - If any covenant or provision of this Agreement is determined to be invalid, void or unenforceable in whole or in part, it shall not nor be deemed to affect or impair the validity of any other covenant or provision hereof and each of such covenants and provisions is hereby declared to be separate and distinct and severable from each of the others for the purpose of this Agreement.

8.3. Choice of Law - This Agreement shall be deemed to have been made in and shall be construed in accordance with the laws of the State of Delaware and the federal laws of the United States applicable therein, and for the purposes of all legal proceedings this Agreement shall be deemed to have been performed in such state, the courts of such state shall have exclusive jurisdiction to entertain any action arising hereunder and the parties each hereby attorn to the jurisdiction of the courts in the State of Delaware; provided always that nothing herein contained shall prevent the Corporation from proceeding at its election against the Executive in the courts of any other state or country should the Executive reside or carry on business in such other state or country at the time the Corporation commences such proceedings.

8.4. Assignment - Except as otherwise expressly provided herein, neither this Agreement nor any rights or obligations are assignable by the Executive. The Corporation may assign this Agreement to any of its affiliates or subsidiaries or to any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation. The Executive, by the Executive’s signature hereto, expressly consents to such assignment and, provided that such successor agrees to assume and be bound by the terms and conditions of this Agreement, all references to the “the Corporation” herein shall include its successor.

8.5. Enurement - The provisions hereof including, without limitation, Article 6, shall enure to the benefit of and be binding upon the Executive and his heirs, executors, administrators and legal personal representatives and upon the Corporation and its successors and assigns. For this purpose, the terms “successors and assigns” of the Corporation shall include any person, firm, corporation or other entity which, at any time, whether by merger, purchase or otherwise shall acquire all or substantially all the assets or business of the Corporation.

8.6. Survival - Notwithstanding the termination of this Agreement, each party shall remain bound by the provisions of this Agreement which by their terms impose obligations upon that party that extend beyond the termination of this Agreement.

8.7. Waiver - No provision of this Agreement shall be deemed to be waived as a result of the failure of the Corporation to require the performance of any term or condition of this Agreement or by other course of conduct. To be effective, a waiver must be in writing, signed by each of the parties hereto and state specifically that it is intended to constitute a waiver of a term or breach of this Agreement. The waiver by the Corporation of any term or breach of this Agreement shall not prevent a subsequent enforcement of such term or any other term and shall not be deemed to be a waiver of any subsequent breach.

8.8. Preamble/Recital - The Executive and the Corporation acknowledge and agree that the provisions contained in the preamble/recital section of this Agreement forms part of this Agreement and may be relied upon by either party.

8.9. Benefits on Trust - To the extent that any obligation imposed on the Executive or term contained in this Agreement is for the benefit of a subsidiary or affiliate of the Corporation (i.e. a company in the Group), the Corporation has sought this obligation as agent for and on behalf of those persons and entities and holds the benefits of those obligations as trustee. Each person or entity expressly owed an obligation or entitlement under this Agreement is entitled to enforce the provisions of this Agreement by legal proceedings in their own name notwithstanding that they have not executed a copy of this Agreement or received a counterpart.

8.10. Compliance with Employment Standards Legislation - Subject to Article 3.2, in the event that the minimum standards set out in the applicable employment standards legislation (as may be amended from time to time) are more favourable to the Executive in any respect than a term or provision provided for in this Agreement, the Executive and the Corporation agree that the statutory provisions will apply in respect of that term or provision.

8.11. Legal & Tax Advice - The Executive hereby represents and warrants to the Corporation that, prior to executing this Agreement, he sought and obtained or had the opportunity to seek and obtain legal and tax advice with respect to this Agreement from a lawyer and accountant/tax advisors of his choice, he fully understands the nature and effect of this Agreement and he has freely and voluntarily entered into this Agreement. The Corporation will reimburse the Executive up to a maximum of US$13,000 for a review of this Agreement reviewed by the Executive’s legal counsel and/or tax advisors.

8.12. Further Assurances - Each of the parties hereto hereby covenants and agrees to execute or cause to be executed all such further and other documents as may be necessary or desirable to give effect to the purpose and intent of this Agreement.

8.13. Counterparts - This Agreement may be executed by the parties by email .pdf and in one or more counterparts, each of which when so executed and delivered will be deemed to be an original and such counterparts will together constitute one and the same instrument.

9.	BUSINESS COMBINATION

9.1. Business Combination Agreement - The parties acknowledge that the Corporation has entered into a business combination agreement with Hall Chadwick Acquisition Corp. (to be renamed REEcycle, Inc. on and from closing) (“HCAC”) and HCAC Star Merger Sub, Inc. (as amended, supplemented or restated from time to time, the “Business Combination Agreement”), pursuant to which, among other things, the Corporation will become a wholly owned subsidiary of HCAC (the “Business Combination”). In this Agreement, “Closing” means the completion of the Business Combination and “Closing Date” means the date on which the Closing occurs.

9.2. Novation to HCAC - Upon completion of the Business Combination, this Agreement will be novated from the Corporation to HCAC or, if the parties so agree, signed by HCAC and the Executive as a new agreement on the same terms as this Agreement (other than such changes as are necessary to reflect HCAC as the employer), in each case either at the Closing or as soon as reasonably practicable after the Closing and, if after the Closing, with effect on and from the Closing Date. The parties consent to such novation and agree to sign a deed of novation, new agreement or such other documents as the Corporation and HCAC may reasonably require to give effect to this Section 9.2. On and from the novation (or the new agreement) taking effect, references in this Agreement to the “Corporation” are to HCAC (as renamed REEcycle, Inc.) and references to the “Board” are to the board of directors of HCAC (as renamed REEcycle, Inc.).

9.3. Continuity of Employment - The novation of this Agreement (or the entry into a new agreement) under Section 9.2 will not interrupt the Executive’s employment, and the Executive’s employment with the Corporation from the Effective Date will be recognised as continuous employment with HCAC (as renamed REEcycle, Inc.) for all purposes of this Agreement. Until the novation (or the new agreement) takes effect, the Corporation will remain bound by this Agreement. If the Business Combination Agreement is terminated before the Closing, this Agreement will automatically terminate.

9.4. No Termination, Change of Control or Good Reason - None of the entry into the Business Combination Agreement, the Business Combination, the Closing, the novation of this Agreement (or the entry into a new agreement) under Section 9.2, or the Executive holding the position of Executive Chair of HCAC (as renamed REEcycle, Inc.) rather than of the Corporation, will constitute or be deemed to constitute: (a) a termination of the Executive’s employment by the Corporation, with or without Cause; (b) a Change of Control; or (c) Good Reason.

[Signature Page Follows]

IN WITNESS WHEREOF the Corporation has duly executed this Agreement under the hand of one of its officers duly authorized in that regard and the Executive has duly executed this Agreement.

REECYCLE HOLDINGS, INC.

By:	/s/ Charles McConnell
Charles McConnell, Director

EXECUTIVE CHAIRMAN

By:	/s/ Michael McMullen
Michael McMullen

SCHEDULE “A”

(As per Section 1.3 of this Agreement)

Entity/Organisation

1.	McMullen Geological Services Pty Ltd

2.	McMullen Family Trust No I

3.	McMullen Family Trust No 2

4.	Rhodes Investments Ltd

5.	McMullen SMSF

6.	Shaka Investment Ltd

7.	Rowland Australia Pty Ltd

8.	Metals Acquisition Corp. II

9.	MER Resources Limited

10.	Metals Acquisition Corp III

Sch. A-1